EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Intuitive Surgical, Inc. for the registration of up to 2,113 shares of common stock of our report dated January 31, 2003 (except for Note 1, as to which the date is May 5, 2003), with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California

December 2, 2003